Exhibit 5.1

March 28, 2006

FacePrint Global Solutions, Inc.

1111 E. Herndon Avenue, Suite 115

Fresno, California 93720

Dear Sirs:

We have acted as counsel to FacePrint Global Solutions, Inc., a Wyoming corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 101,250,000 shares of common stock (the "Shares"), par value $0.001 per share (the "Common Stock"), of the Company, of which (i) 100,000,000 shares of Common Stock (the "Standby Equity Distribution Shares") issuable under a Standby Equity Distribution Agreement (the "Standby Equity Distribution Agreement"), dated as of February 22, 2006, between the Company and Cornell Capital Partners, LP, (ii) 1,187,500 shares of Common Stock issued to Cornell Capital Partners, LP as a commitment fee under the Standby Equity Distribution Agreement (the "Commitment Fee Shares"), and (iii) 62,500 shares of Common Stock (the "Placement Agent Shares") issued to Newbridge Securities Corp. as a placement agent fee.

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

Based upon the foregoing, we are of the opinion that the Commitment Fee Shares and the Placement Agent Shares have been duly authorized and are validly issued, fully paid and non-assessable, and that the Standby Equity Distribution Shares, when issued and sold in accordance with and in the manner described in the Standby Equity Distribution Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the provisions of the Wyoming General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Christopher H. Dieterich

Christopher H. Dieterich

Dieterich & Associates

Counsel to FacePrint Global Solutions, Inc.